Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, dated for reference purposes as of May 1, 2015, and effective as of the “Effective Date” identified in Section 4.11 below, by and between CrossFirst Holdings, LLC, a limited liability company under the laws of the State of Kansas (the “Company”), and David O’Toole, (“Employee”), with reference to the following facts:

RECITALS:

The parties have agreed to execute this Agreement in order to memorialize the terms and conditions on which the Company shall employ Employee from and after the Effective Date of this Agreement.

Certain rights described below may inure to the benefit of other companies affiliated with the Company by virtue of being controlled by the Company or under common control with Crossfirst Holdings, LLC (“Affiliated Companies”).

AGREEMENTS:

Now, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	POSITION AND DUTIES.

1.1          POSITION AND TITLE. The Company hereby hires Employee to serve as the Chief Financial Officer of the Company.  Employee will also serve as a Director for CrossFirst Holdings and CrossFirst Bank.

(a)   LIMITS ON AUTHORITY. Employee shall, to the best of his abilities, perform his duties in such capacity pursuant to this Agreement in compliance with applicable law, consistent with such direction as the Company provides to Employee from time to time, and in accordance with Company’s policies and procedures as published from time to time.

(b)   REPORTING AND AUTHORITY. Employee shall report to the Company as directed by the Company. Subject to the directions of the Company, Employee shall have full authority and responsibility for supervising and managing to the best of his ability, the daily affairs in his scope of work or as assigned including but not limited to: (i) presenting to the Company all business opportunities that come to his attention that are reasonably in the scope of business of the Company; (ii) working with the Company to develop and approve business objectives, policies and plans that improve the Company’s profitability; (iii) communicating business objectives and plans to subordinates, (iv) ensuring that plans and policies are promulgated to and implemented by subordinate managers, (v) ensuring that each business plan provides those functions required for achieving its business objectives and that each plan is properly organized, staffed and directed to fulfill its responsibilities, (vi) assisting the Company in directing periodic reviews of the Company’s strategic position and combining this information with corollary analysis of the Company’s production and financial resources, (vii) providing periodic financial information concerning the operations of the projects and growth plans to the Company, and (viii) ensuring that the operation of the projects comply with applicable laws.

CFB Employment Agreement

1.2          ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3          BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties to the Company under Section 1.1 and elsewhere in this Agreement.  Employee shall not undertake any activities that conflict with or significantly detract from his primary duties to the Company.

1.4          LOCATION. Employee shall perform his duties under this Agreement primarily in Leawood, Kansas and potentially other regions of the United States where the Company, or its Affiliated Companies, are active in conducting banking and other related service activities. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to such other locations in order to discharge his duties under this Agreement.

1.5          TERM. The term of this Agreement commenced as of the Effective Date and shall be for a term of three (3) years, which term shall thereafter automatically renew for successive one (1) year terms unless: i) Company or Employee serve a Notice of Termination upon the other party of intent to not renew the term of this Agreement within thirty (30) days prior to the ensuing termination date, or ii) earlier terminated in accordance with Section 3, below.

1.6         INVESTMENT IN THE CROSSFIRST HOLDINGS, LLC.  The Board of Directors of the Company believes that it will be essential for Employee to participate in the Company’s future growth as an equity stakeholder as well as an employee.  As a condition to Employees employment with the Company, Employee will be expected to acquire within three (3) months of the Effective Date of his employment $400,000.00 worth of Membership Units of the Company’s Holding Company, Crossfirst Holdings, LLC, (“Required Units”), under the terms of the Membership Unit Purchase Agreement between the Employee and Company.  As a condition of Employee’s continued employment with the Company, Employee shall not sell or transfer any Required Units without the prior consent of the Committee.

2.           COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1	BASE COMPENSATION.

(a)   BASE SALARY. The Company shall pay to Employee an annual salary in the amount of Two Hundred Fifty-Two Thousand Five-Hundred Dollars ($252,000.00) (“Base Salary”), payable in periodic installments in accordance with the Company’s regular payroll practices as in effect from time to time. Such annual salary shall be subject to approval by the Board of Directors.  In addition, such annual salary is subject to periodic increases, in such amounts (if any) as the Company may determine to be appropriate, at the time of Employee’s annual review pursuant to Section 2.1(b), below, or at such other times (if any) as the Company may select.

CFB Employment Agreement

(b)   PERIODIC REVIEWS. The Company reserves the right to review Employee’s performance of his duties pursuant to this Agreement at least annually and from time to time and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2.1(a), above, is appropriate. Any annual salary increase shall be effective as of such date as the Company, in its discretion, determines to be appropriate.

2.2	BONUSES.

(a)   CRITERIA.  Employee shall be eligible to receive periodic incentive bonuses under the Company’s Incentive Plan (the “Bonuses”) in such amounts, if any, and at such times as may be determined by the Board of Directors, in its sole discretion.  Employee’s bonus opportunity shall be 50% of Employee’s Base Salary.  By no later than March 15 of each year, the Board of Directors’ Compensation & Nominating Committee (the “Committee”) will define the terms and conditions of such Bonuses for Employee for the following year based upon reasonable, measurable and obtainable goals for Employee and the Company.

(b)   TIMING OF PAYMENT. The Bonus, if any, payable for each calendar year during the term of this Agreement shall be payable on or before March 15st of the calendar year immediately following the end of the calendar year in which such Bonus is earned.

2.3	FRINGE BENEFITS/VACATION.

(a)   VACATION. Employee is trusted to take reasonable vacation time when needed. Employee will not receive compensation upon termination or credit in future calendar years for any unused vacation time.

(b)   OTHER FRINGE BENEFITS. Employee shall be eligible to participate, on the same terms and conditions as all other employees of the Company, in all reasonable and customary fringe benefit plans made available to the employees of the Company and its Affiliated Companies, including but not limited to, Group Health Insurance (medical, vision and dental) and Long and Short Term Disability Insurance.

(c)   MOBILE COMMUNICATIONS.  The Company at its expense shall provide Employee with iPhones and iPads and data plan for his use in connection with the Company’s business with a provider acceptable to the Company. Employee shall use and maintain such devises in a reasonable manner.  The Company shall pay for the purchase of such initial devices for Employee’s use and a replacement when such devices are eligible for full replacement under Employee’s data plan.

(d)   AUTOMOBILE. Employee shall be eligible for the use of an automobile for his use in connection with the Company’s business, provided no regulation is promulgated or regulatory action is taken affecting the advisability of Company to do so.  Employee shall be responsible for reasonable maintenance of any such automobile, the expense of which shall be reimbursed to Employee by the Company.  Employee shall be responsible for maintaining mileage and use records in accordance with applicable provisions of the Internal Revenue Code and Regulations.

CFB Employment Agreement

(e)   CLUB MEMBERSHIPS.  Employee shall be eligible for the continued use of his existing club membership for his use in connection with the Company’s business, which is acceptable with the Company, provided no regulation is promulgated or regulatory action is taken affecting the advisability of Company to do so. The Company shall pay the membership fees required for Employee to join such club and shall have the right to any amount of such fees that may be refunded in the event Employee’s membership or employment with the Company is terminated.  Monthly club dues and all reasonable expenses incurred by Employee in connection with using such club for the Company’s business shall be reimbursed to Employee by the Company.  Employee shall be responsible for maintaining use records in accordance with applicable provisions of the Internal Revenue Code and Regulations.

2.4        REIMBURSEMENT OF EXPENSES.  Company shall reimburse Employee for business expenses incurred by Employee in the performance of his duties, provided that such expenses are authorized under Company’s Expense Reimbursement policy, in reasonable amounts, incurred for ordinary and necessary Company-related business expenses and are supported by itemized accountings and expense receipts that are timely submitted to the Company prior to any reimbursement.

2.5          UNIT APPRECIATION RIGHTS PLAN.  As an active key employee in Company and its affiliates, Employee shall have the right to participate in the current Crossfirst Holdings, LLC Unit Appreciation Rights Plan, (the “UAR Plan”) for certain eligible key employees, a copy of which has been provided by Employer.  As a part of Employee’s compensation under this Agreement, Employee shall have the right to participate in the UAR Plan as determined by the Committee, subject to vesting and other rights described in the UAR Plan. These Units are granted at no net cost to the employee.  Employee’s rights in the Units may change in accordance with the provisions of the UAR Plan.

2.6          EQUITY INCENTIVE PLAN.  As an active key employee in Company and its affiliates, Employee shall have the right to participate in the current Crossfirst Holdings, LLC Equity Incentive Plan, (the “EIP Plan”) for certain eligible key employees, a copy of which has been provided by Employer. As a part of Employee’s compensation under this Agreement, Employee shall have the right to participate in the EIP Plan as determined by the Committee, subject to vesting and other rights described in the EIP Plan. Employee’s initial equity incentive bonus opportunity shall be 40% of Employee’s Base Salary. Incentive Rights are granted at no net cost to the employee.  Employee’s rights in the Units may change in accordance with the provisions of the EIP Plan.

3.	TERMINATION.

3.1	DEFINITIONS. For purposes of this Agreement, the term:

(a)   “CHANGE IN CONTROL” shall mean a change in ownership of a substantial portion of the Company’s assets, a change in the majority of the members of the Board of Directors without the approval of the incumbent Board of Directors or the closing of a merger or consolidation of the Company with any other company, which would result in the owners of the voting securities of the Company outstanding immediately prior thereto owning (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation.

CFB Employment Agreement

Notwithstanding the foregoing, for purposes of any amounts paid under this Agreement to Employee that is treated as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code (“Code”) , a Change in Control shall not occur unless such transaction or series of related transactions, constitutes a change in ownership of the Company, a change in effective control of the Company, a change in ownership of a substantial portion of the Company’s assets, each under Section 409A of the Code or otherwise constitutes a change on control within the meaning of Section 409A of the Code; provided, however, if the Company treats an event as a Change in Control that does not meet the requirements of Section 409A of the Code, such amounts shall be paid when it would otherwise have been paid but for the Change in Control.

(b)   “DATE OF TERMINATION” shall mean the date specified in a Notice of Termination, (as defined below).

(c)   “DISABILITY” OR “DISABLED” shall mean Employee’s physical or mental impairment falls within the definition of “disability” as such term or any comparable term is defined in any Company-sponsored disability insurance policy covering Employee at the time of such disability.  Employee covenants and agrees to submit to a reasonable physical examination by a licensed medical doctor acceptable to Company for the purpose of evaluating whether Employee is Disabled. All determinations as to the date and extent of disability shall be made by the Committee upon the basis of such evidence, as the Committee deems necessary and desirable.

(d)   “GOOD REASON FOR RESIGNATION” shall mean either the breach by the Company of any of its obligations under this Agreement without Employee’s express written consent or the occurrence of any of the following circumstances without Employee’s express written consent:

(i)
a material reduction in Employee’s compensation, under Section 2.1 above (other than a reduction in the same percentage as the reduction in other management employees’ base compensation as part of a Companywide cost reduction program or as a result of any requirement imposed upon the Company or CrossFirst Holdings, LLC by any applicable regulatory authority);

(ii)	the failure by the Company to pay to Employee any portion of Employee’s Base Salary within ten (10) days following the date on which such compensation is due;
(iii)
the taking of any action by the Company which would directly or indirectly materially reduce any of the life insurance, medical, health and accident, or disability plans in which Employee was participating at the time of this Agreement (other than any such matters implemented by the Company as part of a Company-wide cost reduction program and applicable to all Company management employees);

CFB Employment Agreement

(iv)	or a material diminution of Employee’s position, authority, duties or responsibilities with the Company that he held immediately prior to Termination.

Notwithstanding the foregoing, the Employee will not have Good Reason for Termination, by resignation unless Employee has provided the Company with written notice of the occurrence of any such circumstance within ninety (90) days of its initial existence and the Company does not remedy such circumstance within thirty (30) days of receipt of such notice.

(e)   “NON-PERFORMANCE” shall mean the repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written notice for substantial performance is delivered to Employee by the Committee or CEO, which notice specifically identifies the manner in which the Committee or CEO believes that Employee has not substantially performed his duties and Employee fails to correct his performance to the satisfaction of the Committee or CEO in their sole discretion within ninety (90) days following the delivery of the notice of substantial performance has been given to Employee.

(f)   “MISCONDUCT” shall mean an Employee’s willfully engaging in conduct which would constitute grounds for immediate dismissal under the Company’s employment policies, expressly including the Company’s Code of Ethics, or is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee action or omission was in the best interest of the Company.  Misconduct shall include but not be limited to: a) Employees conviction of, plea of guilty or nolo contender to a felony of other crime involving fraud, dishonesty or moral turpitude; b) habitual neglect of duties, including repeated absences from work without reasonable excuse; or c) Employee’s employment is required to be terminated by an order of a regulatory agency with authority over the Company or its Affiliated Companies.

(g)   “NOTICE OF TERMINATION” shall mean a written notice, which includes the effective Date of Termination and (i) if delivered by the Company in connection with the Company’s decision to terminate Employee’s employment with the Company, sets forth in reasonable detail the reason for termination of Employee’s employment, or (ii) if delivered by Employee in connection with a resignation for Good Reason, specifies in reasonable detail the basis for such resignation.

3.2          TERMINATION BY COMPANY.  If the Company terminates Employee during the term of this Agreement due to any of the reasons set forth in this Section 3.2, this Agreement shall terminate as of the Employee’s Date of Termination and the Employee shall be entitled to the benefits provided in this Section 3.2, subject to Employee’s timely execution and submission to the Company of a release as specified in Section 3.6(c):

(a)   EMPLOYEE NON-PERFORMANCE OR MISCONDUCT. Company may terminate Employee at any time for Non-performance or Misconduct. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Non-performance or Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of the Committee finding that in the good faith opinion of the Committee that Employee engaged in Non-performance or Misconduct and specifying the particulars thereof in reasonable detail, provided, however, that if at such time Employee is a member of the Committee, he shall abstain from voting with respect to any matter relating to termination of his employment. Upon the Date of Termination for Non-performance or Misconduct, the Company shall pay to Employee a lump sum cash payment equal to Employee’s accrued, earned but unpaid compensation and bonuses for the period ending on the Date of Termination shall be paid to the Employee on the sixtieth (60th) day following the Employee’s Date of Termination; provided, that such payment shall not include any potential or unearned bonuses or any other potential or unearned or benefits (“Accrued Obligations”).

CFB Employment Agreement

(b)   ALIENTION OF REQUIRED UNITS.  Company may terminate Employee at any time following Employee’s sale of transfer of any of Employee’s Required Units of CrossFirst Holdings, LLC, without the prior consent of the Committee.  Upon Employee’s Date of Termination for any such unauthorized sale or transfer of any of the Required Units, the Company shall pay to Employee a lump cash payment equal to Employee’s Accrued Obligations shall be made to Employee on the sixtieth (60th) day following the Employee’s Date of Termination.

(c)   WITHOUT CAUSE. Company may terminate Employee at any time without cause by delivering to Employee a copy of a Notice of Termination accompanied with a resolution duly adopted by the affirmative vote of the Board of Directors of the Company, provided, however, that if at such time Employee is a member of the Board of Directors, he shall abstain from voting with respect to any matter relating to termination of his employment.  If Employee is terminated without cause in accordance with this paragraph (c), the Company shall pay to Employee the following amounts:

(i)   Accrued Obligations. A lump sum cash payment equal to Employee’s Accrued Obligations shall be made on the sixtieth (60th) day following the Employee’s Date of Termination;

(ii)   Severance Payment. Payments equal to 2 times the sum of both the employee’s current base salary and the average of the bonuses for the preceding three (3) years to be made on a bi-monthly basis over the ensuing twelve (12) months following the Employee’s Date of Termination; and

(iii)   COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination, 24 monthly payments each equal to the monthly premium of COBRA continuation coverage under the Company’s group medical plan for benefits equal to those which would have been provided to Employee in accordance with such plans if Employee had not incurred a termination of employment (“COBRA Premium”), provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer.  Employee is responsible for notifying the Company of the date that Employee first becomes eligible for such insurance coverage.

CFB Employment Agreement

(d)   DEATH OR DISABILITY. Following an Employees death or Company’s termination of Employee due to Employee’s Disability, then following such termination the Company shall pay to Employee or Employee’s legal representative:

(i)   Accrued Obligation. A lump sum cash payment equal to Employee’s Accrued Obligations shall be made on the sixtieth (60th) day following the Employee’s Date of Termination; and

(ii)   COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination due to a Disability, 24 monthly payments each equal to the Employee’s COBRA Premium; provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer.  Employee is responsible for notifying Company of the date that Employee first becomes eligible for such insurance coverage.

3.3          TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. If Employee terminates this Agreement for:

(a)   DISABILITY. By reason of Employees Disability, then following such termination the Company shall pay to Employee:

(i)   Accrued Obligation. A lump sum cash payment equal to Employee’s Accrued Obligations shall be made on the sixtieth (60th) day following the Employee’s Date of Termination; and

(ii)   COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination due to a Disability, 24 monthly payments each equal to the Employee’s COBRA Premium; provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer.  Employee is responsible for notifying Company of the date that Employee first becomes eligible for such insurance coverage.

(b)   GOOD REASON. Upon any resignation by Employee for Good Reason, then following such termination the Company shall pay to Employee the following amounts:

(i)   Accrued Obligation. A lump sum cash payment equal to Employee’s Accrued Obligations shall be made on the sixtieth (60th) day following the Employee’s Date of Termination;

(ii)   Severance Payment.  Payments equal to 2 times the sum of both the employee’s current base salary and the average of the bonuses for the preceding three (3) years to be made on a bi-monthly basis over the ensuing twelve (12) months following the Employee’s Date of Termination; and

(iii)   COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination, 24 monthly payments each equal to the Employee’s COBRA Premium; provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer.  Employee is responsible for notifying Company of the date that Employee first becomes eligible for such insurance coverage.

CFB Employment Agreement

(c)   OTHER. Other than by reasons set forth above, the Company shall pay to Employee all accrued and unpaid compensation due to Employee for periods ended on or prior to the Date of Termination, and the Company shall not be obligated to make any further payments to Employee hereunder.

3.4        CHANGE IN CONTROL. In connection with a Change in Control, the acquiring or surviving company shall be liable hereunder for the amount due to Employee upon any subsequent termination of Employee’s employment with the surviving or acquiring company within 12 months following such Change in Control. In the event of a termination of the Employee’s employment with the Company under Section 3.2(c) or Section 3.3(b) or a material diminution of Employee’s position, authority, duties or responsibilities with the Company that he held immediately prior to a Change in Control, then following such event Company shall pay to Employee:

(a)   Accrued Obligation. A lump sum cash payment equal to Employee’s Accrued Obligations shall be paid on the sixtieth (60th) day following the Employee’s Date of Termination;

(b)   Severance Payment.  Payments equal to 3 times the sum of both the employee’s current base salary and the average of the bonuses for the preceding three (3) years to be made on a bi-monthly basis over the ensuing twelve (12) months following the Employee’s Date of Termination; and

(c)   COBRA Payment. With the first payment commencing on the first day of the month following the month of the Employee’s Date of Termination, 36 monthly payments each equal to the Employee’s COBRA Premium;, provided that such payments shall cease as of the date Employee becomes eligible for insurance coverage with a new employer.  Employee is responsible for notifying Employer of the date that Employee becomes eligible for such insurance coverage.

3.5          LIMITATION ON PAYMENTS:  Notwithstanding any other provision of this Agreement, in the event any payments to be made to the Employee under Sections 3.2, 3.3 or 3.4, together with other payments and benefits which Employee has a right to receive from the Company, result in there being a “parachute payment” under Section 280G of the Internal Revenue Code, (the “Code”), then such payments shall be reduced by the minimum amount necessary to avoid the imposition of the excise tax (“Excise Tax”) under Section 4999 of the Code, provided, however, that no such reduction in such payments shall be made if by not making such reduction, Employee’s Retained Amount (as hereinafter defined) would be greater than Employee’s Retained Amount if such payments are so reduced. All determinations required to be made under this Section 3.5 shall be made by tax counsel selected by the Company and reasonably acceptable to Employee (“Tax Counsel”), which determinations shall be conclusive and binding on Employee and the Company absent manifest error. All fees and expenses of Tax Counsel shall be borne solely by the Company. Prior to any reduction in such payments to Employee pursuant to this Section 3.5, Tax Counsel shall provide Employee and the Company with a report setting forth its calculations and containing related supporting information. In the event any such reduction is required, such payments shall be reduced in the following order: (i) the COBRA Payments, (ii) the Severance Payment, (iii) any other portion of such payments that are not subject to Section 409A of the Code (other than payments resulting from any accelerated vesting of a Unit Appreciation Rights or under the Equity Incentive Plan, awarded to Employee under this Agreement), (iv) any payments that are subject to Section 409A of the Code in reverse order of payment, and (v) any portion of such payments that are not subject to Section 409A and arise from any accelerated vesting of Unit Appreciation Rights or under Equity Incentive Plan, awarded to Employee under this Agreement. “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of such payments net of all federal, state and local taxes imposed on Employee with respect thereto. In addition, Payments to be made to Employee hereunder may be subject to modification if required by the Company’s regulatory authorities.

CFB Employment Agreement

3.6          CONDITIONAL NATURE OF SEVERANCE PAYMENTS. Notwithstanding any other provision of Section 3 or any other provision of this Agreement to the contrary:

(a)   NONSOLICITATION. Employee understands and agrees that because of his employment with the Company that he will acquire or have access to certain information of a confidential and secret nature derived from the operations of the Company’s and its Affiliated Companies’ business.  Employee further understands and agrees that all correspondence, customer and investor lists and information, loan pricing techniques, underwriting methods, systems and products of the Company are confidential and trade secrets (“Confidential Information”) and the disclosure or unauthorized use of such information would be detrimental to the Company.  Employee understands and agrees that the nature of the Company’s business is such that if Employee were to directly solicit, interfere with, or attempt to interfere with any of the Company’s customer relationships or to directly or indirectly solicit, interfere with, or attempt to interfere with any of the Company’s other employees relationships that existed at Employee’s Termination Date and during the one (1) year period following the termination of Employee’s employment with the Company, then it would be injurious to the Company. Therefore in consideration of the Employee and the Company complying with the terms of his employment, Employee agrees:

(i)   that, without the prior written consent of the Company, he will not directly or indirectly solicit interfere with or attempt to interfere with any of the Company’s customer relationships or other employee relationships that existed at Employee’s Termination Date and during the one (1) year period of time thereafter:

(ii)   to assist in the avoidance of the unauthorized disclosure of the Company’s Confidential Information, in addition to other remedies available to the Company and its Affiliated Companies, Employee understands and agrees that his right to receive the severance consideration described in Sections 3.2, 3.3, and 3.4, above (to the extent Employee is otherwise entitled to such payments thereunder) shall be conditioned upon Employee not: i) directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise); or ii) acquiring any ownership interest in or participating in the financing, operation, management or control of, any person, firm, corporation or business that directly or indirectly solicits, interferes with or attempts to interfere with any of the Company’s customer relationships or other employee relationships that existed at Employee’s Termination Date in any Metropolitan Statistical Area as defined from time to time by the U.S. Office of Management and Budget, Bureau of Labor Statistics, in which Crossfirst Holdings, LLC, or its successor owns controlling voting interest in any banking or other financial institution as such banking or other financial institutions are controlled by the Company or its Affiliated Companies upon Employee’s Termination Date. The limitation upon Employee’s ownership of outstanding shares or other units of ownership shall be excluded from this Section 3.6, provided such ownership is less than five (5) percent in any publicly-traded bank or financial institution.

CFB Employment Agreement

(iii)   without the prior written consent of the Company, Employee will not solicit, directly or indirectly, actively or inactively, the employees or independent contractors of the Company to become employees or independent contractors of any person, firm, corporation, business, or banking or other financial institution that directly or indirectly competes with the Company or solicits, interferes with, or attempts to interfere with the Company’s customers; and,

(iv)   on or before the Date of Termination, Employee shall return to Company, all records, lists, compositions, documents and other items which contain, disclose and/or embody any Confidential Information (including, without limitation, all copies, reproductions, summaries and notes of the contents thereof, expressly including all electronically stored data, wherever stored), regardless of the person causing the same to be in such form, and Employee will certify that the provisions of this paragraph have been complied with.

If Employee violates any restriction described in Section 3.6(a), then all severance payments and consideration to which Employee otherwise may be entitled under Section 3.2, 3.3, and 3.4, above, as applicable, thereupon shall cease and Employee shall promptly return to the Company all severance payments received and other severance benefits theretofore incurred by Company for Employee’s benefit.

(b)   OTHER EMPLOYMENT.  In the event Employee becomes employed as an employee or consultant for a company that provides financial services similar to services provided by the Company or its Affiliated Companies in a Metropolitan Statistical Area, described in Section 3.6a (ii), above, Employee shall not be entitled to receive any further amount of the severance consideration described in Sections 3.2c (ii) or 3.3b (ii), above, subsequent to the date of such employment. Employee acknowledges that this limitation is fair to both Employee and the Company and does not in any way restrain employee from exercising Employees lawful profession, trade or business.

(c)   GENERAL RELEASE. Employee shall not be entitled to receive any of the Severance or COBRA Payments described in Sections 3.2, 3.3, and 3.4 above, unless prior to receiving the same Employee executes a general release of all known claims against the Company and its directors, officers, employees, stockholders, and other agents and their respective insurers, successors, and assigns, of all claims arising from or in any way relating to Employee’s employment by the Company or the termination of that employment, provided that such release shall not extend to (i) any claims for benefits under any qualified retirement plan maintained by the Company, (ii) any claims for governmental unemployment benefits, or (iii) any claims for workers compensation benefits; (iv) Employee’s rights, if any, under the Plan, (v) Employee’s rights, if any, as an owner of any Units of the Company or (vi) Employee’s right to receive indemnification from the Company under applicable provisions of the law of the State where Employee is employed or the articles of organization, articles of incorporation, By Laws or Operating Agreement of the Company or its Affiliated Companies, as the case may be.

3.7          EQUITABLE REMEDIES. Employee acknowledges that irreparable harm will result to the Company in the event of a material breach by Employee of any of the covenants contained in Section 3.6.  Employee agrees that, in the event of such a breach and in addition to any other legal or equitable remedies available to the Company, the Company will be entitled to specific performance of the covenants in Section 3.6; to an injunction to restrain the violation of such covenants by Employee and all other persons acting for or with Employee; or to both specific performance and an injunction.  Employee further agrees that, in the event the Company brings an action for the enforcement of any of those covenants, and if the court finds any part of the covenant unreasonable as to time, area or activity covered, then the court shall make a finding as to what is reasonable and shall enforce this Agreement by judgment or decree to the extent of such findings.

CFB Employment Agreement

4.	MISCELLANEOUS

4.1          NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement (if to the Company to the attention of the Chairman and if to the Employee to the attention of the Employee), or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2          EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company or Employee may have by reason of the other’s breach of obligations under this Agreement.

4.3          BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.4          GOVERNING LAW, JURISDICTION AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Kansas, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of Kansas as the exclusive jurisdiction for the purposes of construing or enforcing this Agreement and the venue of the District Court of the State of Kansas in Johnson, County, Kansas and that any dispute relating to this Agreement shall be brought in the District Court of the State of Kansas in Johnson, County, Kansas.

4.5          SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or  invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

CFB Employment Agreement

4.6          COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.7          FURTHER ASSURANCES. Each party agrees, upon the request of another party, to make, execute, and deliver, and to take such additional steps as may be necessary to effectuate the purposes of this Agreement.

4.8          REASONABLE VERIFICATION. Company agrees that Employee shall have reasonable access to the Company’s books and records in order to verify the accuracy of Bonus calculations that may be necessary following termination.

4.9          ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

4.10        TAXES.

(a)   Anything to the contrary notwithstanding, all payments made by the Company to Employee or Employee’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations.  Employee will be solely liable and responsible for the payment of taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence.

(b)   This Agreement is intended to comply with the requirements of Code Section 409A (“Section 409A”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.

(c)   If Employee is a specified employee (within the meaning of Code Section 409A) at the time Employee incurs a separation from service (within the meaning of Section 409A), then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Employee under this Agreement will be delayed and instead paid (without interest) to Employee upon the earlier of the first business day of the seventh month following Employee’s separation from service or death.

(d)   The Company and Employee agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. The Company and Employee also agree that any amounts payable solely on account of an involuntary separation from service of the Executive within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.

CFB Employment Agreement

(e)   Notwithstanding anything to the contrary in this Agreement, all reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

4.11         EFFECTIVE DATE. This Agreement is effective on the date (“Effective Date”) as shown below.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

COMPANY:		EMPLOYEE:
CrossFirst Holdings, LLC
		Name:	David O’Toole
Name:	Ron Baldwin
		Signature:	/s/David O’Toole
Signature	/s/Ron Baldwin
Address:
Title:	Chairman

Address:	4707 W. 135th Street	Phone:
Leawood, Kansas 66224

Effective Date: May 1, 2015		Email:
Phone:	913-754-9702

Fax:	913-754-9701

CFB Employment Agreement